Exhibit 10.6
SUBLEASE
THIS SUBLEASE dated for reference June 2, 2015,
BETWEEN: DISCOVERY PARKS REALTY CORP.
(the “Sublandlord”)
AND: QLT INC.
(the “Subtenant”)
WHEREAS:
A.By a lease (the “Head Lease”) executed as of the 5th day of April, 2013, a copy of which is annexed hereto as Schedule “A”, Dundee Properties Limited Partnership and 560677 B.C. Ltd. (together, the “Head Landlord”) leased to Discovery Parks Holdings Ltd., in its capacity as trustee of Discovery Parks Trust (“DPT”), upon and subject to the terms of the Head Lease, certain premises (the “Leased Premises”) located in the building (the “Building”) with a civic address at 887 Great Northern Way, Vancouver, British Columbia, which premises are more particularly described in the Head Lease and shown on the floor plan annexed as Schedule “A” to the Head Lease;
B.The Sublandlord is the successor in interest to all right and interest of DPT in and to the Head Lease and the Leased Premises; and
C.The Sublandlord and the Subtenant wish to enter into this Sublease for a portion of the Leased Premises (the “Sublet Premises”) comprised of a portion of the second floor of the Building and containing approximately 5,850 square feet of Rentable Area as shown outlined and denoted as “A1” (“Premises A1”) and “A2” (“Premises A2”, and together with Premises A1, “Premises A”) on the floor plan of the Leased Premises attached hereto as Schedule “B” (the “Floor Plan”), together with another portion of the second floor of the Building and containing approximately 2,275 square feet of Rentable Area as shown outlined and denoted as “B1” (“Premises B1”) and “B2” (“Premises B2”, and together with Premises B1, “Premises B”) on the Floor Plan, on the terms specified in this Sublease.
NOW THEREFORE in consideration of the premises and other consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties agree as follows:
1.0 Capitalized Terms
1.1 Capitalized terms used in this Sublease will have the meanings ascribed thereto in the Head Lease unless otherwise defined in this Sublease.
2.0 Grant of Sublease
2.1 The Sublandlord subleases to the Subtenant and the Subtenant subleases from the Sublandlord:

(a)	Premises A for a term (the “Premises A Term”) commencing on September 1, 2015 (the “Commencement Date”) and expiring on August 31, 2016; and

(b)	Premises B for a term (the “Premises B Term”) commencing on the Commencement Date and expiring on February 28, 2016, upon and subject to the terms of this Sublease. The Premises A Term and the Premises B Term are hereinafter together referred to as the “Sublease Term”.
2.2 The Subtenant will have the right to use and enjoy the Common Areas and Facilities of the Building, including the cafeteria, common meeting rooms, fitness facility (if any), shipping and receiving area, washrooms, entrances, hallways and elevators, if and to the extent such Common Areas and Facilities are made available for the use and benefit of the Sublandlord under the terms of the Head Lease. Without limiting the Subtenant’s use of the Common Areas and Facilities and the general right of egress to and from the Building, the Subtenant acknowledges and agrees that access from the second floor elevator lobby of the Building to Premises A and Premises B will be provided through the common area hallways shown on the plan of the second floor common areas attached hereto as Schedule “C”.
3.0 Renewal Option

3.1 The Sublandlord covenants and agrees with the Subtenant that if the Subtenant duly and punctually observes and performs the Subtenant’s covenants, agreements, and provisos in this Sublease, the Sublandlord will, at the expiration of the Premises A Term and upon the Subtenant’s written request delivered to the Sublandlord not later than three months prior to the expiration of the Premises A Term, grant to the Subtenant a renewal lease of Premises A for a term of one (1) year less a day expiring on August 30, 2017 (the “Premises A Renewal Term”), upon all the terms, covenants, agreements, and provisos contained in this Sublease, except for this option to renew. For certainty, the Sublease Gross Rent payable during the Premises A Renewal Term will be equal to that paid during the initial Premises A Term.
3.2 The Sublandlord covenants and agrees with the Subtenant that if the Subtenant duly and punctually observes and performs the Subtenant’s covenants, agreements, and provisos in this Sublease, and provided further that this Sublease remains in effect for Premises A, the Subtenant may, at its option and upon delivering written notice to the Sublandlord not later than one month prior to expiration of the Premises B Term or then current Premises B Renewal Term, as the case may be, renew this Sublease with respect to all of Premises B or with respect to only either Premises B1 or Premises B2 on a month-to-month basis (each, a “Premises B Renewal Term”) upon all the terms, covenants, agreements, and provisos contained in this Sublease, provided that the Sublease for Premises B may not in any event be renewed beyond August 30, 2017, and except that either the Sublandlord or the Subtenant may, during any Premises B Renewal Term, terminate this Sublease with respect to all of Premises B or with respect to only Premises B1 or Premises B2, on one month’s prior written notice to the other. For greater certainty, the Sublease Gross Rent payable during any Premises B Renewal Term will be equal to that paid during the initial Premises B Term.
4.0 Sublease Gross Rent
4.1 It is the stated purpose and intent of the Sublandlord and Subtenant that this Sublease is a gross lease and will be fully gross to the Sublandlord, with the exception of any other items expressly set out in this Sublease.
4.2 The Subtenant will pay to the Sublandlord as Sublease Gross Rent (as hereinafter defined) the following amounts:

(c)
$14,500 plus applicable value-added tax (“GST”) per month in respect of Premises A during the Premises A Term (being the sum of $13,000 per month plus GST in respect of Premises A1, and $1,500 per month plus GST in respect of Premises A2); and

(d)
$5,500 plus GST per month in respect of Premises B during the Premises B Term (being the sum of $2,000 per month plus GST in respect of Premises B1, and $3,500 per month plus GST in respect of Premises B2), payable, in advance without demand, deduction, set-off or abatement on the first day of each and every month commencing on the Commencement Date. “Sublease Gross Rent” is defined as the total rent payable by the Subtenant in respect of Premises A during the Premises A Term and in respect of Premises B during the Premises B Term, and for greater certainty, includes all items defined in the Head Lease as Rent, Basic Rent, Additional Rent and off-peak utilities.
5.0 Sublease Rent
5.1 The Subtenant covenants and agrees with the Sublandlord to pay to the Sublandlord or to its order in lawful money of Canada, at the office of the Sublandlord hereinafter set forth, or at such other place as the Sublandlord may in writing direct, without notice or demand, except as otherwise specifically provided herein, and without abatement, deduction or set-off for any reason whatsoever (unless otherwise herein provided), a rent comprised of:
(a) the Sublease Gross Rent plus GST hereby reserved in the manner herein provided; and
(b) all other amounts which become due and payable to the Sublandlord from time to time pursuant to the terms of this Sublease, all of which amounts will be payable and recoverable as “Sublease Rent”.
6.0 Adjustments to Sublease Gross Rent
6.1 If, after the Commencement Date, there is any change to the Leased Premises or any parts thereof that would change the Rentable Area of the Sublet Premises, then, as at the effective date of such change, the Sublease Gross Rent will be adjusted appropriately with appropriate adjustment to the Sublease Gross Rent and any other Sublease Rent paid by the Subtenant in respect of any period of time after the date of such change.
7.0 Apportionment of Sublease Gross Rent
7.1 Sublease Gross Rent will be considered as accruing from day to day under this Sublease. If it is necessary to calculate Sublease Gross Rent for a period of less than one year or less than one calendar month, an appropriate apportionment and adjustment on a pro rata daily basis will be made.
8.0 Amounts Chargeable as Sublease Rent

8.1 All costs incurred by the Sublandlord in collecting any amounts payable under this Sublease or enforcing any right or obligation of the Subtenant under this Sublease will be payable by the Subtenant on demand and will be deemed to be Sublease Rent for all purposes from the date demand therefor is made. In addition to Sublease Rent under this Sublease, the Subtenant will remit to the Sublandlord any GST or other tax or imposition collectible by the Sublandlord for the use of the Sublet Premises by the Subtenant or goods or services provided to the Subtenant, and the Sublandlord will be entitled to exercise all remedies in respect of any failure by the Subtenant to pay such amounts as if they were Sublease Rent in arrears.
8.2 If the Subtenant fails to make any payment to the Sublandlord or otherwise hereunder when due, the Subtenant will pay to the Sublandlord a fee of $200.00 for each such late or missed payment, and interest calculated from the date that the payment was due until the date payment is actually made to the Sublandlord, at the rate of interest per annum designated from time to time by the Sublandlord’s principal bank (the “Bank”) as being the prime commercial lending rate charged by the Bank for demand loans in Canadian funds made at the main branch of the Bank in Vancouver, British Columbia, calculated daily, not in advance. Acceptance of any late payment without the fee or interest will not constitute a waiver of the Sublandlord’s right to require the fee and interest. The Subtenant will be deemed to have failed to make a payment on, and the fee and interest will be due from, the date such payment is first payable, and not the date after the expiry of notice of non‑payment, if any notice is required to be given or is given.
9.0 Deposits
9.1 The Subtenant will pay to the Sublandlord a security deposit (the “Security Deposit”) of $20,000 plus GST, and the Sublandlord will hold and deal with the Security Deposit as follows:
(a) the Security Deposit will be applied to the costs incurred by the Sublandlord to repair the Sublet Premises at the end of the Sublease Term if the Subtenant fails to do so as required hereunder (provided that the amount of the Security Deposit will not be deemed to be a limit on the amount recoverable in respect of the costs incurred by the Sublandlord under this Section) and will be repaid to the Subtenant within 30 days after the expiry or earlier termination of this Sublease as it relates to Premises A if not otherwise applied by the Sublandlord in accordance with this Section 9.1;
(b) in the event of termination of this Sublease by reason of default by the Subtenant the Security Deposit will be applied by the Sublandlord on account of Sublease Rent and damages incurred by the Sublandlord for which the Subtenant is liable hereunder and any balance remaining will be refunded to the Subtenant within 30 days after the termination of this Sublease as it relates to Premises A.
9.2 The Sublandlord will have no obligation to invest the Security Deposit for interest and the Subtenant will not be entitled to any interest thereon.
10.0 As Is
10.1 The Subtenant will accept the Sublet Premises on an “as is” basis:
11.0 Alterations to the Sublet Premises
11.1 The Subtenant will not remove, alter, or add to the Sublet Premises or any part thereof (the “Subtenant’s Work”) without first having submitted working drawings and specifications of such work to the Sublandlord and the Head Landlord for the Sublandlord’s and the Head Landlord’s prior written approval.
11.2 Preparation of working drawings and specifications and the performance of the Subtenant’s Work will be entirely at the expense of the Subtenant and the Subtenant will be responsible, at its sole cost, for all Subtenant’s Work.
11.3 The Subtenant will engage contractors and subcontractors to perform the Subtenant’s Work and will ensure that the Subtenant’s Work is performed in a good and workmanlike manner in compliance with all applicable laws, bylaws, and regulations, and the Subtenant will obtain and comply with all building, electrical, or other permits that may be required in respect of the Subtenant’s Work and will pay all fees and procure all applicable inspections.
11.4 The Subtenant will include in its contracts with contractors for Subtenant’s Work:
(a) a statement to the effect that; and
(b) a covenant of the applicable contractor to notify any of its subcontractors or suppliers involved with the Subtenant’s Work that, any work undertaken in respect of the Subtenant’s Work is undertaken solely at the request of, on the credit of, on behalf of and for the benefit of the Subtenant and that the contractor accordingly has no builders’ lien rights in respect of the interest of the Sublandlord or the Head Landlord in the Building or the Lands.
11.5 At the Sublandlord’s option, the Sublandlord may submit its own proposal to construct the Subtenant’s Work at the Subtenant’s cost, which the Subtenant may accept or reject without consequence hereunder.

11.6 The Subtenant agrees that all Subtenant’s Work made or installed at any time prior to or after the Commencement Date, whether by the Subtenant or the Sublandlord, will, immediately upon affixation or installation become the property of the Sublandlord and will remain upon the Sublet Premises and the Building, other than the Subtenant’s trade fixtures and personal property.
11.7 The Subtenant will not be required to restore the Sublet Premises or remove its Leasehold Improvements from the Sublet Premises at the expiration or earlier termination of this Sublease.
12.0 Delay
12.1 The Sublandlord will not be deemed to be in default in the performance of any of its obligations in this Sublease during any period when the Sublandlord is prevented from performance by reason of being unable, using reasonable efforts (without expenditure of any funds other than reimbursement of the Head Landlord’s legal costs) to obtain the consent of the Head Landlord, and neither the Sublandlord nor the Subtenant will be deemed to be in default of their respective obligations during any period when such party is prevented from performance by reason of the default of the other party, or by reason of being unable to obtain the materials, goods, equipment, service, or labour required by reason of any statute, law, bylaw, ordinance, or regulation, or by reason of any strikes, lockouts, slowdowns, or other combined action of workmen or shortages of material or any other cause beyond its control, and the time for the performance of any such obligation will be extended accordingly. The inability to perform an obligation due to lack of financial resources will not be deemed to be beyond a party’s control.
13.0 Liens
13.1 If any lien or encumbrance arising out of work done by or on behalf of the Subtenant in respect of the Sublet Premises is filed or attached against the Building or title to the Lands, the Subtenant will, within five days after notice of the lien or encumbrance, procure its discharge, failing which the Sublandlord may, at its option and in addition to any other remedies it may have under the Sublease arising out of defaults by the Subtenant, make any payments into court required to procure such discharge; and the Subtenant will promptly reimburse the Sublandlord for any payment, cost, or expense incurred in so doing, whether or not such lien or encumbrance was without merit or excessive.
14.0 Subtenant’s Covenants
14.1 The Subtenant acknowledges having received and read a copy of the Head Lease and covenants and agrees with the Sublandlord:
(a) to perform all of the obligations of the Tenant under the Head Lease except for payment of Rent, including Basic Rent and Tenant’s Proportionate Share of Operating Costs and Taxes, and to be bound by the terms of the Head Lease in each and every case as they relate to the Sublet Premises,
(b) to abide by any rules and regulations governing the use of the Sublet Premises and the Building appended to the Head Lease, as the Head Lease may be amended from time to time of which the Subtenant receives written notice;
(c) to pay Sublease Rent and perform all of the obligations of the Subtenant under this Sublease;
(d) not to do or omit to do any act in or around the Sublet Premises that would cause a breach of the Sublandlord’s obligations as Tenant under the Head Lease; and
(e) to indemnify and save harmless the Sublandlord against and from any and all expenses, costs, damages, suits, actions, or liabilities arising or growing out of the failure of the Subtenant to perform any of its obligations under this Sublease and from all claims and demands of every kind and nature made by any person or persons to or against the Sublandlord for all and every manner of costs, damages, or expenses incurred by or injury or damage to such person or persons or his, her, or their property, to the extent that such claims or demands arise out of the use and occupation of the Sublet Premises by the Subtenant or its officers, employees, or any other person authorized or permitted by the Subtenant to be on the Sublet Premises or in or about the Building, and from all costs, counsel fees, expenses, and liabilities incurred by reason of any such claim or any action or proceeding brought on such claim.
15.0 Subtenant’s Breach
15.1 If the Subtenant fails to perform any of its obligations herein, the Sublandlord will have all of the remedies against the Subtenant that the Head Landlord has under the Head Lease for a breach of it, whether expressly set out in the Head Lease or arising in law or equity.
16.0 Sublandlord’s Covenants
16.1 Subject to the due performance by the Subtenant of its obligations in this Sublease, the Sublandlord covenants and agrees with the Subtenant:
(a) for quiet enjoyment of the Sublet Premises;

(b) to enforce against the Head Landlord for the benefit of the Subtenant the obligations of the Head Landlord under the Head Lease that materially affect the Sublet Premises;
(c) to perform all of the obligations of the Sublandlord under this Sublease;
(d) to perform all of the obligations of the Sublandlord under the Head Lease that materially affect the Sublet Premises, including without limitation the payment of Rent pursuant to the Head Lease; and
(e) not to exercise any option to renew or extend the Head Lease that the Sublandlord may have thereunder.
17.0 Use
17.1 The Subtenant will not, without the prior written consent of the Sublandlord, use the Sublet Premises, nor permit them to be used, for any purpose other than for the purposes permitted under the Head Lease.
17.2 The Subtenant has satisfied itself that the Sublet Premises will be suitable for the use permitted herein for which the Sublet Premises are subleased and the taking of occupation of the Sublet Premises by the Subtenant will be deemed to be acknowledgement by the Subtenant of acceptance of the Sublet Premises without the requirement of further work by the Sublandlord but subject to the warranties made by the Sublandlord herein.
18.0 Insurance
18.1 The Subtenant will take out and maintain, throughout the Premises A Term and any renewal thereof insurance in respect of Premises A and throughout the Premises B Term and any renewal thereof insurance in respect of Premises B, providing for the coverages and upon the terms required in the Head Lease to be maintained by the Sublandlord. The Subtenant will ensure that the Sublandlord and the Head Landlord are shown as additional insureds on all liability policies, with a cross liability and severability of interest endorsement, and the Subtenant will ensure that each property insurance policy contains a waiver of subrogation with respect to the Head Landlord and the Sublandlord. The Subtenant releases the Sublandlord from any claim the Subtenant may have that is or would be insured against by the insurance policies that the Subtenant is required to maintain by this Sublease.
19.0 Subtenant’s Assignment, Subletting and Licensing
19.1 The Subtenant covenants not to sell, assign, sublet, or transfer or part with possession of this Sublease or any portion of the Sublease Term or the Sublet Premises or any interest therein except with the prior consent of the Sublandlord, such consent not to be unreasonably withheld, and except as expressly provided herein, and then only to a party (a “Transferee”) who covenants with the Sublandlord in accordance with Section 19.4 and only if such Transferee carries on the uses described in Section 17.1 or other similar activity consented to by the Sublandlord in writing prior to such sale, subletting, assignment, or other disposition.
19.2 Any consent of the Sublandlord to any assignment or subletting under this Section 19.0 will not constitute a waiver of necessity for such consent to any subsequent assignment or subletting.
19.3 No sublease or assignment or agreement to grant the same will grant rights to a Transferee beyond the scope of this Sublease and a Transferee will have no rights to the Sublet Premises except under the Subtenant. Any sublease or assignment will be expressly subject to this Sublease and will contain covenants by the Transferee:

(e)	to comply with and fulfil each of the obligations undertaken by the Subtenant in this Sublease, including the termination of this Sublease or the sublease in the event of default by the Transferee;

(f)
not to further sublease, assign, transfer or licence the interest of the Subtenant (including a deemed assignment under this Sublease) or part with possession without first obtaining the consent of the Sublandlord as required for an assignment, sublease or transfer of this Sublease;

(g)	not to do or permit upon the Sublet Premises anything which is, or will result in, a contravention of any term of this Sublease; and

(h)
to observe and perform each and every one of the covenants and agreements on the part of the Subtenant under this Sublease to be observed and performed other than rent payment and to provide the indemnities provided in this Sublease.

19.4 Upon the termination, forfeiture, or acceptance of surrender of this Sublease prior to the expiry of the Premises A Term or any renewal thereof in respect of Premises A or of the Premises B Term or any renewal thereof in respect of Premises B, any sublease or assignment, or other interests created by the Subtenant in respect of the Sublet Premises and the rights of all persons claiming thereunder, will be extinguished.
19. 5 If requested by the Sublandlord, a copy of any or all instruments and documents evidencing the assignment, subletting, or licensing, including assignments of lease and sublease, will be furnished to the Sublandlord by the Subtenant.

19.6 If there is a permitted assignment, the Sublandlord may collect rent from the Transferee and apply the net rent collected to the Sublease Rent required to be paid pursuant to this Sublease, but no acceptance by the Sublandlord of any payment by a Transferee will be deemed a waiver of any covenants under this Sublease including this Section 19.0 on the part of the Subtenant to be observed or performed, or the acceptance of the Transferee as subtenant. No assignment, subletting, licensing or other disposition will release the Subtenant from its obligations under this Sublease.
20.0 Sublandlord’s Assignment
1. The Subtenant acknowledges and agrees that the Sublandlord will be entitled to assign its interest as Sublandlord under this Sublease to a third party at any time without the consent of the Subtenant. In the event of an assignment as contemplated in this Section 20.1, the Sublandlord will deliver to the Subtenant notice in writing setting out the name and address for delivery of notices of the assignee.
21.0 Additional Sublandlord’s Remedy
21.1 The parties acknowledge and agree that, as between themselves only, notwithstanding the benefit of any law to the contrary, if the Subtenant is in default in the payment of any Sublease Rent the Sublandlord may seize and may sell all of the Subtenant’s goods, chattels and property within the Sublet Premises and may apply the proceeds of such sale upon rental or upon any other amounts outstanding hereunder and upon the costs of the seizure and sale; in the same manner as might have been done if such law had not been passed. The Subtenant further agrees that if it vacates the Sublet Premises, leaving any rental or other moneys provided to be paid hereunder unpaid, the Sublandlord, in addition to any remedy otherwise provided by law, may seize and sell the goods and chattels of the Subtenant at any place to which the Subtenant or any other person may have removed them, in the same manner as if such goods and chattels had remained upon the Sublet Premises.
22.0 Exercise of Rights
22.1 The determination of any state of facts, the promulgation of any rules or regulations, or the taking of any other action or exercise of any other rights under the Head Lease that is permitted to the Head Landlord will, upon written notice to the Subtenant of such action or exercise, be binding upon the Subtenant and the Sublet Premises.
23.0 Paramountcy of Head Lease
23.1 The Subtenant acknowledges and agrees that it has no greater interest in the Sublet Premises than the Sublandlord under the Head Lease. To the extent that any right or benefit conferred by this Sublease contravenes or is incompatible with the Head Lease, such right or benefit will be amended or modified so as not to contravene or be incompatible with the Head Lease.
24.0 Notices
24.1 All notices, consents, and approvals permitted or required to be given under this Sublease will be in writing and will be sufficiently given if delivered personally, sent by prepaid registered mail, or transmitted by electronic mail as follows:

(a)	to the Sublandlord at the Leased Premises
Attention:     Laura Cassin
Email:        lauracassin@discoveryparks.com

(b)	to the Subtenant at the Sublet Premises
Attention:     Glenn Ibbott
Email:        gibbott@qltinc.com
provided that either party may designate another address or email address by giving notice of it to the other party in accordance with the terms of this Sublease. Notices will be deemed received as follows: if mailed, except during a period of interruption of normal postal service, on the fifth Business Day following the date of mailing; if delivered personally, at the time of delivery if delivered on a Business Day, and if not delivered on a Business Day, then on the next Business Day following delivery; if transmitted by email, at the time (at the location of the recipient) of transmission, provided transmission occurs before 5:00 p.m. on a Business Day at the location of the recipient, and if not, then on the next Business Day at the location of the recipient.
25.0 Parking
25.1 The Subtenant will comply with the reasonable rules and regulations of the Head Landlord generally adopted in accordance with Section 27.1 of the Head Lease and with any reasonable rules and regulations of the Sublandlord adopted from time to time for parking in the parking areas on the Lands. The Subtenant and its invitees and licensees will not park except in the areas designated by the Sublandlord for parking, and then only with valid parking permits permitting parking in such area properly displayed in accordance with the rules and regulations adopted in accordance with Section 27.1 by the Head Landlord from time to time. During the Sublease Term the Subtenant will be entitled to have the use of 14 parking stalls within the parking areas within the Building and will pay therefor, monthly in advance, the market rate for such parking stalls which, as of the Commencement Date, is $70 per parking stall per month, and which market rate is subject to annual review and adjustment. The Sublandlord may make up to 20 additional parking stalls within the parking areas within the Building available to rent by the Subtenant on a re-callable basis at the same rate as the 14 aforementioned parking stalls. The Subtenant shall pay all parking fees directly to the operator of the parking areas within the Building, which at the date of this Sublease is Imperial Parking Corporation.
26.0 Reimbursement of Legal Expenses
26.1 The Subtenant will reimburse the Sublandlord for its reasonable legal fees and expenses incurred in connection with the preparation of this Sublease (the “Legal Expenses”) within 30 days of receiving a copy of an invoice therefor. If the Subtenant fails to pay to the Sublandlord the sum of the Legal Expenses, the Sublandlord may add the same to the Sublease Rent and recover the same by all remedies available to the Sublandlord for the recovery of Sublease Rent in arrears.
27.0 Successors and Assigns
27.1 Except as otherwise provided in this Sublease, all of the rights and obligations of a party enure to the benefit of and are binding upon the successors and assigns of that party.
28.0 Further Assurances
28.1 Each party agrees to execute such further assurances as may be reasonably required from time to time by any other party to more fully effect the true intent of this Sublease.
29.0 Entire Agreement and “As Is”
29.1 This Sublease merges and supersedes all prior negotiations, representations, and agreements between the parties relating in any way to the Sublet Premises. The parties agree that there are no representations, covenants, agreements, warranties, or conditions in any way relating to the subject matter of this Sublease or the occupation or use of the Sublet Premises, whether express or implied or otherwise, except as provided in this Sublease. The Sublandlord will not be responsible for any alteration or improvement required or desired by the Subtenant to the Sublet Premises. The Subtenant acknowledges that the Sublandlord has made no representations as to the condition of the Sublet Premises or the fitness of the Sublet Premises for any purpose, except as expressly provided in this Sublease.
30.0 Waiver
30.1 No waiver by the Sublandlord of a condition or the performance of an obligation of the Subtenant under this Sublease binds the Sublandlord unless in writing and executed by it, and no waiver given by the Sublandlord will constitute a waiver of any other condition or performance by the Subtenant of its obligations under this Sublease in any other case.
31.0 Sublease Execution
31.1 This Sublease and all subsequent amendments to this Sublease are only binding on the Sublandlord and the Subtenant respectively, if in writing and executed by authorized signatories for the Sublandlord and the Subtenant and if executed copies of this Sublease have been delivered to each party.
32.0 Governing Law
32.1 This Sublease will be governed in accordance with laws applicable in the Province of British Columbia, and the parties irrevocably submit to the non-exclusive jurisdiction of the courts of British Columbia.
33.0 Counterparts
33.1 This Sublease may be executed by the parties in counterpart, each of which when delivered will be deemed to be an original and all of which together will constitute one and the same document binding on the parties.

IN WITNESS WHEREOF the parties have duly executed this Sublease as of the date set out above.

DISCOVERY PARKS REALTY CORP.
Per: /s/ Mark Betteridge
Authorized Signatory

QLT INC.
Per:/s/ W. Glen Ibbott
Authorized Signatory

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SCHEDULE “A”
HEAD LEASE

SCHEDULE “B”
SUBLET PREMISES

Premises 'A'

Floor plan

A1
A2

Premises 'B'

Floor plan

B1
B2

SCHEDULE “C”
SECOND FLOOR COMMON AREAS